EXHIBIT 23.1

                   [Letterhead of PricewaterhouseCoopers LLP]




                         CONSENT OF INDEPENDENT AUDITORS



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Calpine Corporation Retirement Savings Plan of our report dated March 23, 2004 relating to the financial statements and financial statement schedules for Calpine Corporation, appearing in Calpine Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

     We also consent to the incorporation by reference in this Registration Statement of our report dated October 15, 2003 relating to the financial statements, which appears in the Annual Report of Calpine Corporation Retirement Savings Plan on Form 11-K for the year ended December 31, 2002.




                                        /s/ PRICEWATERHOUSECOOPERS LLP



Los Angeles, California
May 13, 2004